EXHIBIT 8.1

February 1, 2010

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

Ladies and gentlemen:

We have acted as counsel to Windstream Corporation, a Delaware corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Iowa Telecommunications Services, Inc., an Iowa corporation (the “Company”), with and into Buffalo Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated November 23, 2009, among Parent, Merger Sub and the Company. We are delivering this opinion to you in accordance with section 6.12(c) of the Agreement.1

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the registration statement on Form S-4 filed with the Securities and Exchange Commission, which includes a proxy statement/prospectus (the “Registration Statement”), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Parent, Merger Sub and the Company, including factual statements and representations set forth in letters dated the date hereof from officers of Parent, Merger Sub and the Company (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent, Merger Sub and the Company, including those set forth in the Representation Letters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein has been waived or modified in any respect.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

[1]	Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, the Merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent, Merger Sub, and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

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Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger. This opinion is delivered to you solely for your benefit in connection with the transaction referred to herein. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP